Excess of Loss
                            Bond Reinsurance Contract
                           Effective: October 1, 1997

                                    issued to

                         Amwest Surety Insurance Company
                                       and
                           Far West Insurance Company
                             both of Omaha, Nebraska
             (hereinafter referred to collectively as the "Company")

                                       by

                     The Subscribing Reinsurer(s) Executing
                   the Interests and Liabilities Agreement(s)
                                 Attached Hereto
                  (hereinafter referred to as the "Reinsurer")



Article I - Classes of Business Reinsured

By this Contract the Reinsurer agrees to reinsure the excess liability which may accrue to the Company under Surety Bonds (hereinafter called "bonds") whether in force or expired at the effective date hereof or issued by the Company on or after that date (including bonds with premium anniversary dates on or after that date), and classified by the Company as:

      1. Coverage A:  Contract Bonds, Subdivision Bonds or Commercial Bonds;

      2. Coverage B:  Film Completion Bonds;

subject to the terms, conditions and limitations hereinafter set forth.


Article II - Term

A. This Contract shall become effective on October 1, 1997, with respect to losses discovered by the Company on or after that date, and shall remain in force until September 30, 1998, both days inclusive.

B. Notwithstanding paragraph A above, it is understood and agreed that should at any time a subscribing reinsurer lose the whole or part of its paid up capital, become insolvent, or be placed in conservation, rehabilitation or liquidation, or be acquired or controlled by any other company or lose its accreditation by the U.S. Treasury Department, become a non-admitted reinsurer in the State of California or be downgraded by A.M. Best Company to "B+" or less, the Company shall have the right to terminate this Contract by giving such subscribing reinsurer 15 days prior notice by certified mail.

C. Unless the Company elects that the Reinsurer have no liability for losses discovered by the Company after the effective date of termination or expiration, and so notifies the Reinsurer prior to or as promptly as possible after the effective date of termination or expiration, reinsurance hereunder on business in force on the effective date of termination or expiration shall remain in full force and effect until:

       1. As respects bonds written for an indefinite period and containing a valid cancellation clause, the date of cancellation or the date of the next premium anniversary, whichever first occurs, after the date of expiration of this Contract, but in no event beyond 60 months following the date of termination or expiration of this Contract;

       2. As respects all other bonds, the date of expiration or final settlement of the Company's liability, but in no event beyond 60 months following the date of termination or expiration of this Contract.


Article III - Territory

The liability of the Reinsurer shall be limited to losses discovered under bonds issued to principals domiciled within the territorial limits of the United States of America, its territories or possessions, Puerto Rico, the District of Columbia and Canada, inclusive of principals domiciled in the United States of America which are performing obligations in Mexico; but this limitation shall not apply to losses if the Company's bonds provide coverage outside the aforesaid territorial limits.


Article IV - Exclusions

A.    This Contract does not apply to and specifically excludes the following:

       1. Business accepted by the Company as reinsurance from other insurance companies or associations, except business originally written or reunderwritten by the Company.

       2. Any loss or liability accruing to the Company directly or indirectly from any business written by or through any pool or association, not including pools or associations under which membership by the Company is required under statutes or regulations or voluntary membership in pools and associations that are approved by the Reinsurer.

       3. Reclamation bonds negotiated prior to or during the mining phase of a parcel of property, except commercial bonds when part of an account.

       4.   Workers'   Compensation    self-insurance   bonds   or   any   other
            self-insurance bonds, except commercial bonds when part of an account.

       5. Completion bonds, except film completion guaranties subject to Coverage B of this Contract.

       6.  Hazardous  Waste  Closure  bonds  and  Post  Closure  bonds,   except
           commercial bonds when part of an account.

       7.   Fidelity and Commercial Crime bonds.

       8.   Lease bonds, except commercial bonds when part of an account.

       9. Financial Guarantee, Credit Insurance or any miscellaneous bond(s) classified as SAA #580, #581 and #597.

      10.   ERISA bonds.

      11.   Mortgage Impairment, Deficiency or Guarantee bonds.

      12.   Rate Guarantee bonds.

      13.   Money Market Guarantee or Guarantee of Installment Paper bonds.

      14.   Bank Depository bonds.

      15.   Note Guarantee bonds or bonds guaranteeing letters of credit.

      16.   Casualty insurance or any third party tort liability.

      17. Bonds to principals in claim for amounts greater than $500,000, except commercial bonds when part of an account and are pre-approved by the Reinsurer.

B. However, any reinsurance that is specially accepted from the Company by the Reinsurer shall be covered under this Contract and subject to the terms hereof, except to the extent such terms are modified by the special acceptance.


Article V - Retention and Limit

A. As respects each excess layer of reinsurance coverage provided by this Contract, the Company shall retain and be liable for the first amount of ultimate net loss, shown as "Company's Retention" for that excess layer in Schedule A attached hereto, as respects each loss. The Reinsurer shall then be liable, as respects each excess layer, for the amount by which such ultimate net loss exceeds the Company's applicable retention, but the liability of the Reinsurer under each excess layer shall not exceed the amount, shown as "Reinsurer's Per Principal Limit" for that excess layer in Schedule A attached hereto, as respects each loss, nor shall it exceed the amount shown as "Reinsurer's Aggregate Limit" for that excess layer in Schedule A attached hereto, as respects all losses for the term of this Contract.

B. "Ultimate net loss" as used herein is defined as the sum or sums (including extra contractual obligations, interest on judgments, litigation expenses and all other loss adjustment expenses, except office expenses and salaries of the Company's regular employees) paid or payable by the Company in settlement of claims and in satisfaction of judgments rendered on account of such claims, after deduction of all salvage, all recoveries and all claims on inuring insurance or reinsurance, whether collectible or not. Ultimate net loss shall also be reduced by collateral (as perfected) associated with bonds subject to this Contract (or a pro rata portion thereof, where the collateral is also associated with bonds not subject hereto). Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Company's ultimate net loss has been ascertained. It is understood that the Company is not responsible for the reduction in value or collapse of collateral due to unforeseen events after the original collateral assessment has been made. Moreover, the value of collateral shall be subsequently re-evaluated by the Company in the event adjustments are being made to the collective performance or completion penalty amounts issued to one principal.

C. "Extra contractual obligations" as used herein shall be defined as 80.0% of those liabilities not covered under any other provision of this Contract and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company to settle within the bond limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of any appeal consequent upon such action or unintentional violation of any Unfair Claim or Trade Practice Act or any similar act or any related law or statute. This Coverage shall not apply where the loss has been incurred due to the fraud of a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder. Recoveries from any form of insurance or reinsurance which protects the Company against extra contractual obligations claims shall inure to the benefit of this Contract. If any provision set forth in this paragraph is held to be invalid under the law of any state, that provision shall be deemed to comply with the minimum requirements of such law, giving due consideration to the original intentions of the parties. But this shall not affect the validity or enforceability of the original provisions in any other jurisdiction.

D. A loss shall be deemed "discovered" on the date when the Company has incurred an ultimate net loss of $1,000,000 or more (net of surplus or quota share reinsurance) for any one principal through the establishment of reserves, payments, assumption or guarantee of liabilities to prevent a default, or any combination thereof. The date on which an extra contractual obligation is discovered by the Company shall be deemed, in all circumstances, to be the date the original loss is discovered. The discovery date shall determine the contract year to which such loss is assigned, and shall not be subject to change regardless of fluctuation in the amount of the incurred loss.

E. The Company may maintain in force pro rata reinsurance, recoveries under which shall inure to the benefit of this Contract.

F. The term "principal" as used herein shall mean one or more principals under the same management and control, or one or more principals for which bonds were executed in reliance upon the indemnity of the same person, firm or corporation, or in reliance upon the indemnity of a related group of persons, firms or corporations. However, when the Company receives bonding opportunities from separate principals that operate under individual financial statements but may have corporate affiliations and are engaged in different types of contracting projects, the Company may be able to classify each principal as a separate entity, when approved by the Reinsurer.


Article VI - Losses

A. Whenever a loss discovered by the Company exceeds the Company's retention hereunder and/or appears likely (in the Company's opinion) to result in a claim hereunder, the Company shall notify the Reinsurer, and the Reinsurer shall have the right to participate in the adjustment of such loss at its own expense.

B. All loss settlements made by the Company, provided they are within the terms of this Contract, shall be unconditionally binding upon the Reinsurer. Except as provided in paragraph C below, the Reinsurer agrees to pay all amounts for which it may be liable immediately upon receipt of reasonable evidence of the amount paid (or scheduled to be paid) by the Company.

C. Within 45 days after the end of each calendar quarter, the Company shall provide the Reinsurer a loss bordereau which lists all losses by principal for losses exceeding $500,000 in the aggregate that were reported to the Company during the calendar quarter under consideration. The bordereau shall also include any losses that were reported during an earlier calendar quarter and have an increase of $500,000 or more in the outstanding loss reserves during the calendar quarter under consideration. The loss bordereau will contain the following information, listed by principal:

       1.   Name of principal;

       2.   Bond number;

       3.   Date of loss;

       4.   Amount of loss;

       5.   Obligee;

       6.   Status update on each loss;

       7. Whether any salvage, subrogation or collateral proceedings are in progress.


Article VII - Salvage and Subrogation

The Reinsurer shall be credited with salvage and subrogation (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.


Article VIII - Premium

A. As premium for each excess layer of reinsurance coverage provided by this Contract, the Company shall pay the Reinsurer the greater of the following:

       1. The amount, shown as "Annual Minimum Premium" for that excess layer in Schedule A attached hereto; or

       2. The percentage, shown as "Premium Rate" for that excess layer in Schedule A attached hereto, of the Company's net earned premium for the term of this Contract.

B. The Company shall pay the Reinsurer an annual deposit premium for each excess layer of the amount, shown as "Annual Deposit Premium" for that excess layer in Schedule A attached hereto, in four equal installments of the amount, shown as "Quarterly Deposit Premium" for that excess layer in Schedule A attached hereto, on October 1, 1997, January 1, 1998, April 1, 1998 and July 1, 1998.

C. Within 60 days after the termination or expiration of this Contract, the Company shall provide a report to the Reinsurer setting forth the premium due hereunder, computed in accordance with paragraph A above, and any additional premium due the Reinsurer or return premium due the Company shall be remitted promptly.

D. In the event this Contract is terminated or expires on a runoff basis, premium for the runoff period for each excess layer will be a percentage, shown as "Premium Rate" for that excess layer in Schedule A attached hereto, of the Company's net earned premium for the runoff period. As promptly as possible after the end of each calendar quarter during the runoff period, the Company shall pay the Reinsurer an amount equal to a percentage, shown as "Premium Rate" for that excess layer in Schedule A attached hereto, of the Company's net earned premium during the calendar quarter.

E. "Net earned premium" as used herein is defined as the Company's gross earned premium on the classes of business subject to this Contract, less only the earned portion of premiums, if any, ceded by the Company for reinsurance which inures to the benefit of this Contract.


Article IX - Commutation

A. Not later than two years after the expiration of this Contract, the Company shall advise the Reinsurer of all claims, both reported and unreported, for the term of this Contract not finally settled which are likely to result in a claim under this Contract. If both parties desire to commute all claims, then within 60 days after such agreement, the Company and the Reinsurer or their respective representatives shall, by mutual agreement, determine and capitalize such claims. Payment by the Reinsurer of its proportion of the amount or amounts, so mutually agreed, shall constitute a complete and final release of the Reinsurer of all claims, both reported and unreported, under this Contract, and the Reinsurer shall have no further liability for any claims under this Contract.

B. If agreement cannot be reached, the Company and the Reinsurer shall mutually appoint an actuary or appraiser to investigate, determine and capitalize such claims. If both parties then agree, the Reinsurer shall pay its proportion of the amount so determined to be the capitalized value of such claims.

C. If the parties fail to agree, then any difference shall be settled by a panel of three actuaries, one to be chosen by each party and the third by the two so chosen. If either party refuses or neglects to appoint an actuary within 60 days, the other party may appoint two actuaries. If the two actuaries fail to agree on the selection of a third actuary within 60 days of their appointment, each of them shall name two, of whom the other shall decline one and the decision shall be made by drawing lots. All the actuaries shall be regularly engaged in the valuation of Surety reinsurance claims and shall be Fellows of the Casualty Actuarial Society or of the American Academy of Actuaries. None of the actuaries shall be under the control of either party to this Contract.

D. Each party shall submit its case to its actuary within 60 days of the appointment of the third actuary. The decision in writing of any two actuaries, when filed with the parties hereto, shall be final and binding on both parties. The expense of the actuaries and of the commutation shall be equally divided between the two parties. Said commutation shall take place in Los Angeles, California, unless some other place is mutually agreed upon by the Company and the Reinsurer.

E.    This Commutation Clause shall survive the termination of this Contract.


Article X - Offset (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.


Article XI - Access to Records (BRMA 1D)

The Reinsurer or its designated representatives shall have the access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.


Article XII - Liability of the Reinsurer

A. The liability of the Reinsurer shall follow that of the Company in every case, and be subject in all respects to all the general and special stipulations, clauses, waivers and modifications of the Company's bonds, and any endorsements thereon. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract.

B. Except as provided in Article XXI, nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.


Article XIII - Net Retained Lines (BRMA 32B)

A. This Contract applies only to that portion of any bond which the Company retains net for its own account, and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Contract attaches, only loss or losses in respect of that portion of any bond which the Company retains net for its own account shall be included.

B. The amount of the Reinsurer's liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts which may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.


Article XIV - Errors and Omissions (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.


Article XV - Currency (BRMA 12A)

A. Whenever the word "Dollars" or the "$" sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

B. Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the records of the Company.


Article XVI - Taxes (BRMA 50C)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America, the District of Columbia or Canada.


Article XVII - Unauthorized Reinsurers

A. If the Reinsurer is unauthorized in any state of the United States of America or the District of Columbia, the Reinsurer agrees to fund its share of the Company's ceded United States unearned premium and outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves, hereinafter referred to as "IBNR") by:

       1. Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

       2.   Escrow accounts for the benefit of the Company; and/or

       3.   Cash advances;

      if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved. The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B. If the Reinsurer is unauthorized in any province or jurisdiction of Canada, the Reinsurer agrees to fund 115% of its share of the Company's ceded Canadian unearned premium and outstanding loss and loss adjustment expense reserves (excluding IBNR) by:

       1. A clean, irrevocable and unconditional letter of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a Canadian bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities, for no more than 15/115ths of the total funding required; and/or

       2.   Cash advances for the remaining balance of the funding required;

      if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved.

     C. With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an "evergreen clause," which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

       1. To reimburse itself for the Reinsurer's share of unearned premiums returned to insureds on account of bond cancellations, unless paid in cash by the Reinsurer;

       2. To reimburse itself for the Reinsurer's share of losses and/or loss adjustment expense paid under the terms of policies reinsured hereunder, unless paid in cash by the Reinsurer;

       3. To reimburse itself for the Reinsurer's share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

       4. To fund a cash account in an amount equal to the Reinsurer's share of any ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including IBNR) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

       5. To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer's share of the Company's ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including IBNR), if so requested by the Reinsurer.

      In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for C(1), C(2) or C(4), or in the case of C(3), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.

D. For purposes of determining the amount to be funded under this Article, IBNR shall be calculated on a per principal basis, and shall not exceed 10.0% of total known subject losses discovered per principal in excess of the Company's retention hereunder (outstanding loss and loss adjustment expense reserves only).


Article XVIII - Insolvency

A. In the event of the insolvency of one or both of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor immediately upon demand, with reasonable provision for verification, on the basis of the liability of the company without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written notice to the Reinsurer of the pendency of a claim against the company indicating the bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

B. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the company.

C. It is further understood and agreed that, in the event of the insolvency of one or both of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the company or to its liquidator, receiver, conservator or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except:

       1. Where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the company; or

       2. Where the Reinsurer with the consent of the direct insured or insureds has assumed such bond obligations of the company as direct obligations of the Reinsurer to the payees under such bonds and in substitution for the obligations of the company to such payees. Prior to implementation of a novation mentioned in this subparagraph, the certificate of assumption on New York risks shall be approved by the Superintendent of the State of New York.


Article XIX - Arbitration (BRMA 6J)

 A. As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies. In the event that either party should fail to choose an Arbiter within thirty (30) days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within thirty (30) days following their appointment, each Arbiter shall nominate three candidates within ten (10) days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B. Each party shall present its case to the Arbiters within thirty (30) days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C. If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

D. Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E. Any arbitration proceedings shall take place in Woodland Hills, California, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the State of California.


Article XX - Service of Suit (BRMA 49C)

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A. It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.


Article XXI - Alternate Payee

A. It is understood that in order to make the Company's policies generally acceptable, one or more Subscribing Reinsurers (hereinafter referred to as "such Designated Co-Sureties") have agreed to issue co-surety and/or Miller Act Endorsements which guarantee that such Designated Co-Sureties will pay valid claims under any of the Company's policies to which said co-surety and/or Miller Act Endorsements are attached.

B. Notwithstanding the provisions of Article XXII, it is agreed that if any such Designated Co-Sureties under the provisions of a co-surety and/or Miller Act Endorsement, pays or becomes liable to pay any claim or claims under any policy or policies subject to this Contract, such Designated Co-Sureties shall be substituted for the Company as payee of any reinsurance recoverable hereunder in respect of such claim or claims, and the Reinsurer, upon notice from such Designated Co-Sureties, shall make payment directly to such Designated Co-Sureties.

C. In the event the foregoing provisions apply, all the other provisions of this Contract shall apply to such Designated Co-Sureties in the same manner as if such Designated Co-Sureties were substituted for the Company as the reinsured party hereunder, and to the extent this Contract reinsures such Designated Co-Sureties, coverage hereunder shall be excluded as respects the Company.


Article XXII - Agency Agreement

A. Amwest Surety Insurance Company shall be deemed the agent of Far West Insurance Company for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.

B. Notwithstanding the provisions of paragraph A above, except with regard to retentions and limits set forth herein, each party to this Contract agrees to honor the terms set forth herein as if this Contract were a separate agreement between the Reinsurer and each individually named reinsured company. Balances payable or recoverable by any subscribing reinsurer or each individual named reinsured company shall not serve to offset any balances payable or recoverable to or from any other named reinsured company.

C. Reports and remittances made to the Reinsurer in accordance with the provisions of this Contract are to be in sufficient detail to identify both the Reinsurer's loss obligations due each reinsured company and each reinsured company's premium remittance under the report.


Article XXIII - Co-Surety Bonds

It is agreed that with respect to co-surety bonds, the Company's cession to the Reinsurer shall be the same percentage of the applicable reinsurance limit that the amount of the bond controlled by the Company bears to the full amount of the bond.


Article XXIV - Intermediary (BRMA 23A)

E. W. Blanch Co. is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through E. W. Blanch Co., Reinsurance Services, 3500 West 80th Street, Minneapolis, Minnesota 55431. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.


In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the dates undermentioned at:

Calabasas, California        this ________ day of _____________________ 199___.

                             --------------------------------------------------
                             Amwest Surety Insurance Company
                             Far West Insurance Company

                                  Schedule A

                                 Excess of Loss
                            Bond Reinsurance Contract
                           Effective: October 1, 1997

                                    issued to

                         Amwest Surety Insurance Company
                           Far West Insurance Company
                             both of Omaha, Nebraska


                                        First*               Second               Second              Third              Third
                                        Excess               Excess               Excess             Excess              Excess
                                     (Coverage A)         (Coverage A)         (Coverage B)       (Coverage A)        (Coverage B)

Company's Retention                  $2,000,000            $6,000,000           $6,000,000          $10,000,000        $10,000,000

Reinsurer's Per Principal Limit      $4,000,000            $4,000,000           $4,000,000          $10,000,000        $10,000,000

Reinsurer's Aggregate Limit          $8,000,000            $8,000,000           $8,000,000          $10,000,000        $10,000,000

Annual Minimum Premium               $1,099,800              $361,800                  N/A             $225,600             N/A

Premium Rate                              1.95%                  .65%                 .65%                 .40%            .40%

Annual Deposit Premium               $1,374,750              $458,250                  N/A             $282,000             N/A

Quarterly Deposit Premium           $343,687.50           $114,562.50                  N/A              $70,500             N/A

* It is understood that Coverage B shall not apply under the First Excess Layer.


                                Table of Contents


    Article                                                      Page

           I      Classes of Business Reinsured                   1
          II      Term                                            1
         III      Territory                                       2
          IV      Exclusions                                      2
           V      Retention and Limit                             4
          VI      Losses                                          5
         VII      Salvage and Subrogation                         6
        VIII      Premium                                         6
          IX      Commutation                                     7
           X      Offset (BRMA 36C)                               8
          XI      Access to Records (BRMA 1D)                     8
         XII      Liability of the Reinsurer                      8
        XIII      Net Retained Lines (BRMA 32B)                   9
         XIV      Errors and Omissions (BRMA 14F)                 9
          XV      Currency (BRMA 12A)                             9
         XVI      Taxes (BRMA 50C)                                9
        XVII      Unauthorized Reinsurers                        10
       XVIII      Insolvency                                     11
         XIX      Arbitration (BRMA 6J)                          12
          XX      Service of Suit (BRMA 49C)                     13
         XXI      Alternate Payee                                14
        XXII      Agency Agreement                               14
       XXIII      Co-Surety Bonds                                15
        XXIV      Intermediary (BRMA 23A)                        15
                  Schedule A